United States securities and exchange commission logo





                     August 4, 2023

       Brent Suen
       Chief Executive Officer
       LOGIQ, INC.
       230 Victoria Street Bugis Junction
       #15-01/08, Singapore 188024

                                                        Re: LOGIQ, INC.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            File No. 000-51815

       Dear Brent Suen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Christopher Tinen